Exhibit 10.6

EMPLOYMENT AGREEMENT

Between

RUBICON TECHNOLOGY, INC.

And

Hap Hewes

This Employment Agreement (the “Agreement”), effective as of March 29, 2004 (the “Effective Date”), is entered into by and between Hap Hewes (“Employee”) and Rubicon Technology, Inc., a Delaware corporation (the “Company”).

The Company desires to establish its right to the services of Employee in the capacity described below, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

In consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1. Employment as Vice President, Strategic Technology Planning and Product Development. The Company does hereby employ, engage and hire Employee as Vice President, Strategic Technology Planning and Product Development and Employee does hereby accept and agree to such hiring, engagement and employment. Employee will report directly to the Chairman and CEO of the Company. Employee will devote his or her full time, energy and skill to the performance of his or her duties for the Company and for the benefit of the Company, reasonable vacations authorized by the President and reasonable absences because of illness or any court orders excepted. The foregoing shall not prevent Employee from engaging in other activities subject to the approval of the President of the Company. Furthermore, Employee will exercise due diligence and care in the performance of his or her duties for the Company under this Agreement.

2. Compensation. The Company shall pay Employee, and Employee agrees to accept from the Company, in full payment for his or her services and promises to the Company (specifically including the promises set forth in (i) the Non-Competition Agreement, attached hereto as Exhibit A and by this reference incorporated herein in its entirety (the “Non-Competition Agreement”), and (ii) the Non-Disclosure and Developments Agreement, attached hereto as Exhibit B and by this reference incorporated herein in its entirety (the “Non-Disclosure and Developments Agreement”), a base salary (the “Base Salary”) at the rate of One Hundred Forty Thousand Dollars ($140,000) per year, payable in accordance with Company policy. Employee will also be eligible to receive, at the discretion of the Company’s Board of Directors, an annual discretionary bonus from the Company of up to 40% of Employee’s base salary. Such bonus will be determined by the Chairman in his sole discretion, and may be based upon certain to-be-designated performance criteria. Finally, upon signing this Agreement, Employee will receive a signing bonus of Twenty Thousand Dollars ($20,000).

At the commencement of employment, Employee will also receive a grant of 147,355 stock options (one-third of one percent of the Company’s current, fully-diluted shares outstanding). The terms and conditions of such grant will be consistent with the Company’s stock option plan as determined by the Company’s Board of Directors.

3. Prior Non-compete. Rubicon agrees that in the event that Employee’s previous employer commences legal proceedings against Hewes, and a basis for such proceedings is Rubicon’s employment of Hewes, Rubicon will provide attorneys and will reimburse Hewes on a current basis for all reasonable legal fees and costs incurred by such attorneys in defense of Hewes in any such proceedings or claims alleged therein but only to the extent that such proceedings relate to Rubicon’s employment of Hewes. In addition, the mere pendency of legal proceedings or any order issued in any such suit will not constitute grounds for the termination of Employee’s employment; provided that such pendency does not exceed a maximum period of one year.

4. Fringe Benefits and Benefit Plans. You will be entitled to participate in any fringe benefits and benefit programs adopted from time to time by the Company on terms generally applicable to other personnel. You will be entitled to health insurance benefits pursuant to the Company plan, with enrollment eligibility commencing on the first day of the month immediately following your date of hire.

5. Relocation Expenses. Subject to the conditions described in this Section 5, the Company will loan to Employee an amount equal to the reasonable relocation expenses, determined by the Company in its sole discretion to be necessary to allow Employee to relocate to the Chicago, Illinois area in connection with his or her employment with the Company, up to a maximum amount of Twelve Thousand Dollars ($12,000). At the time of the first payment to, or on behalf of, Employee to cover such expenses, Employee shall execute a promissory note in the form attached hereto as Exhibit C, as such form may be amended or modified by the Company from time to time (a “Note”). At the time of each subsequent Company payment of an expense on behalf of Employee or of each advance to Employee to cover such expenses, Employee shall sign a schedule (the “Loan Schedule”) to the Note acknowledging the payment of such expense or recording the receipt of such advance. The Company will reduce by one-third the amount repayable by Employee under the Note on each of the first three anniveraries of the Effective Date (the “Cancellation Date”), provided that Employee’s employment with the Company has not been terminated for cause or voluntarily by Employee as of such date and provided that Employee is in compliance as of such date with any and all agreements between Employee and the Company. In the event that Employee’s employment with the Company is terminated for cause or voluntarily by Employee prior to the Cancellation Date, Employee shall promptly repay any amounts then outstanding under the Note, as evidenced by the Loan Schedule. Employee agrees that the Company may withhold payment of any salary or benefits owing to Employee to offset such repayment obligation.

6. Vacation. Employee is entitled to 20 days of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies. In the event that you do not use your entire vacation in any given year, any unused vacation days will not carry over to the next year.

7. Termination of Employment. Employee will be considered an “employee-at-will.” Either party hereto may terminate this Agreement with thirty (30) days’ advance written notice. In the event that the Company terminates Employee’s employment for any reason, other than “for cause”, the Company will provide Employee with severance benefits. If the termination occurs during the first year of employment, Employee will continue to receive his compensation (which shall not include any bonus payments unless such bonus payments to Employee have been earned by Employee and approved by the Company’s Board of Directors prior to such termination) and health benefits hereunder (the “Severance Benefit”) for six months following the termination. If the termination occurs after the first year of employment, Employee will receive his Severance Benefit for three months.

8. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of a merger or consolidation of the Company with any other entity, the assignment of all or substantially all of the business or assets of the Company to a successor entity or the recapitalization, reorganization, reincorporation, or conversion of the Company to another form of legal entity (any of such entities, a “Successor”), this Agreement may be assigned without restriction to such Successor and shall, subject to the provisions hereof, be binding upon and inure to the benefit of such Successor and such Successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

9. Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Illinois, without regard to the conflict of laws provisions thereof, and no action involving this Agreement may be brought except in the Circuit Court of Cook County, Illinois or the United States District Court for the Northern District of Illinois, Eastern Division.

10. Entire Agreement. This Agreement incorporates the terms of the Company’s Offer Letter to Employee of February 16, 2004 and together the two documents embody the entire agreement of the parties respecting those matters within its scope and may be modified only in writing executed by the Company and Employee.

11. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

12. Arbitration. All claims, disputes and other matters in question between the parties arising out of the employment relationship (other than claims arising pursuant to the Non-Competition Agreement and the Non-Disclosure and Developments Agreement) shall be decided by arbitration in accordance with the rules of the American Arbitration Association, unless the parties mutually agree otherwise. The award by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any Illinois State or Federal court having jurisdiction thereof.

13. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.

14. Notices. Any notice, consent, or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given three (3) days after the date sent if sent by United States certified mail, return receipt requested, with proper postage thereon, one (1) day after the date sent if sent by overnight courier of national recognition, or when transmitted, if sent by facsimile, and shall be addressed as follows:

(a)	If to the Company:

Rubicon Technology, Inc.
9931 Franklin Ave.
Franklin Park, IL 60131
Phone Number: (847) 295-7000
Facsimile Number: (847) 295-7555
Attn: CEO

(b)	If to Employee:

Hap Hewes
34 Westview Rd.
Brookline, NH 03033

or at such other address or addresses as the party addressed may from time to time designate in writing.

This Employment Agreement is signed and delivered by Employee as Employee’s free and voluntary act after being given the opportunity to review this Employment Agreement and all of its terms with third parties not affiliated with the Company, including Employee’s personal attorney. The parties hereto have executed this Employment Agreement as of the Effective Date.

/s/ Hap Hewes	Rubicon Technology, Inc.
Name: Hap Hewes
/s/ Chris Moffitt
	By:	Chris Moffitt
	Title:	Chairman and CEO